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                                                                 Exhibit (d)(3)

                                                                [Execution Copy]




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                            STOCK PURCHASE AGREEMENT


                            Dated as of August 1, 2002


                                  By and Among


                        FOUR SEASONS HEALTH CARE LIMITED



                            DELTA I ACQUISITION, INC.


                                       and


                        OMEGA HEALTHCARE INVESTORS, INC.




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                                TABLE OF CONTENTS


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

                                                                                                        PAGE
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ARTICLE I     DEFINITIONS AND OBLIGATIOSN TO BE PERFORMED BY SHAREHOLDER SUBSIDIARY......................1

    Section 1.1   Definitions............................................................................1
    Section 1.2   Obligations to be Performed by Shareholder Subsidiary..................................1

ARTICLE II    SALE OF SHARES.............................................................................2

    Section 2.1   Sale of Shares.........................................................................2
    Section 2.2   Purchase Price.........................................................................2
    Section 2.3   Closing................................................................................2

ARTICLE III   VOTING AND PROXY...........................................................................2

    Section 3.1   Agreement to Vote Preferred Shares.....................................................2
    Section 3.2   Grant of Proxy.........................................................................3
    Section 3.3   Nature of Proxy........................................................................3

ARTICLE IV    COVENANTS..................................................................................4

    Section 4.1   Generally..............................................................................4
    Section 4.2   No Solicitation of Other Offers........................................................4

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER..............................................5

    Section 5.1   Due Organization, etc..................................................................5
    Section 5.2   Ownership of Shares....................................................................5
    Section 5.3   No Conflicts...........................................................................5
    Section 5.4   No Finder's Fees.......................................................................6
    Section 5.5   No Encumbrances........................................................................6
    Section 5.6   Reliance by Parent.....................................................................6
    Section 5.7   Ancillary Confirmations................................................................6

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...........................................7

    Section 6.1   Due Organization, etc..................................................................7
    Section 6.2   No Conflicts...........................................................................7
    Section 6.3   No Finder's Fees.......................................................................7
    Section 6.4   Investment Intent......................................................................7

ARTICLE VII   MISCELLANEOUS..............................................................................8

    Section 7.1   Shareholder Capacity...................................................................8
    Section 7.2   Publication............................................................................8
    Section 7.3   Entire Agreement.......................................................................8

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

                                                                                                        PAGE
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
    Section 7.4   Binding Effect; Benefit; Assignment....................................................8
    Section 7.5   Amendments, Waivers, etc...............................................................8
    Section 7.6   Notices................................................................................8
    Section 7.7   Specific Enforcement..................................................................10
    Section 7.8   Remedies Cumulative...................................................................10
    Section 7.9   No Waiver.............................................................................10
    Section 7.10  Applicable Law........................................................................10
    Section 7.11  Headings..............................................................................11
    Section 7.12  Counterparts..........................................................................11
    Section 7.13  Termination...........................................................................11
    Section 7.14  Affiliates............................................................................11
    Section 7.15  Severability..........................................................................11
    Section 7.16  Interpretation........................................................................11
    Section 7.17  Acknowledgement.......................................................................12



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                            STOCK PURCHASE AGREEMENT



                  STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of August 1, 2002, by and among FOUR SEASONS HEALTH CARE LIMITED, a private limited company organized under the laws of England and Wales ("PARENT"), DELTA I ACQUISITION, INC., a corporation organized under the laws of Delaware and an indirect wholly owned subsidiary of Parent ("SUB"), and Omega Healthcare Investors, Inc. (the "SHAREHOLDER"), a corporation organized under the laws of Maryland, being the sole shareholder of Preferred Shares of OMEGA WORLDWIDE, INC., a corporation organized under the laws of Maryland (the "COMPANY").


                              W I T N E S S E T H:
                               - - - - - - - - - -


                  WHEREAS, Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"), pursuant to which Sub is to make a tender offer to purchase, subject to the terms and conditions of the Merger Agreement, any and all of the Shares of the Company and thereafter be merged with the Company (the "MERGER");

                  WHEREAS, Omega TRS I, Inc. ("Shareholder Subsidiary"), a wholly-owned subsidiary of Shareholder owns 260,000 shares of Series C Preferred Shares (the "PREFERRED SHARES"), par value U.S. $1.00 per share, of the Company, such Preferred Shares being all of outstanding shares of Series C Preferred Shares of the Company;

                  WHEREAS, Shareholder desires to cause the Shareholder Subsidiary to sell, and Sub desires to purchase, the Preferred Shares, pursuant to this Agreement; and


                  WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has required that Shareholder agree, and Shareholder has agreed, to enter this Agreement;


                  NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I

      DEFINITIONS AND OBLIGATIONS TO BE PERFORMED BY SHAREHOLDER SUBSIDIARY

                  Section 1.1 DEFINITIONS. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                  Section 1.2 OBLIGATIONS TO BE PERFORMED BY SHAREHOLDER SUBSIDIARY. For convenience, this Agreement has been executed by Shareholder and has not been executed by Shareholder Subsidiary. Notwithstanding anything to the contrary contained herein, whenever any provision of this Agreement imposes any duty or obligation upon Shareholder that can only be performed by the record holder of the Preferred Shares, then such provision shall be interpreted to mean that Shareholder will cause Shareholder Subsidiary to perform such duty or obligation (and upon request, Shareholder will cause Shareholder Subsidiary to assume in writing Shareholder's obligation to perform all such duties and obligations).

                                   ARTICLE II

                                 SALE OF SHARES

                  Section 2.1 SALE OF SHARES. On the terms, and subject to the conditions, set forth in this Agreement, Shareholder agrees to sell, assign, transfer and deliver to Sub on the Closing Date, and Sub agrees to purchase from Shareholder on the Closing Date, the Preferred Shares (the "PURCHASE"). The certificates representing the Preferred Shares shall be duly endorsed in blank, or accompanied by either stock powers duly executed in blank by Shareholder or such other instruments of transfer as are reasonably acceptable to Sub in each case, with all necessary transfer tax and other revenue stamps, acquired at Shareholder's expense, affixed and canceled. Shareholder agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Preferred Shares or with respect to the stock power accompanying any such certificates.

                  Section 2.2 PURCHASE PRICE. In full consideration for the purchase by Sub of the Preferred Shares, Sub shall pay to Shareholder, on the Closing Date, an aggregate of $2,600,000 plus any and all accrued and unpaid dividends with respect thereto (which accrued and unpaid dividends, as of July 26, 2002, are in an amount equal to $899,022) (the "PURCHASE PRICE"), by wire transfer of immediately available funds on the Closing Date to the account or accounts identified by Shareholder at least two (2) Business Days prior to the Closing Date.

                  Section 2.3 CLOSING. The sale referred to in Section 2.1 (the "CLOSING") shall take place at 10:00 A.M. New York time at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York on the earlier to occur of (i) the Offer Completion Date (as such term is defined in the Merger Agreement) and (ii) the Option Closing (as such term is defined in the Tender and Option Agreement. Such date is herein referred to as the "CLOSING DATE".

                                  ARTICLE III

                                VOTING AND PROXY

                  Section 3.1 AGREEMENT TO VOTE PREFERRED SHARES. Shareholder, in its capacity as such, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "VOTING PERIOD"), at any meeting (or any adjournment or postponement thereof) of the holders of any Preferred Shares of the Company, however called, or in connection with any written consent of the holders of any Preferred Shares of the Company, Shareholder shall vote (or cause to be voted) the Preferred Shares (x) in favor of the Merger and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and this Agreement and any actions

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required in furtherance thereof, (y) against any action, transaction or agreement that Shareholder knows would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement or of Shareholder under this Agreement and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries and any Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its Subsidiaries (other than the sale of all or substantially all of the assets or equity interests in both (x) Principal Healthcare Finance Unit Trust No. 1 and Principal Healthcare Finance Unit Trust No. 2 and (y) Omega (Australia) Pty Limited owned by the Company pursuant to the terms of the Merger Agreement), or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries (each of the actions in (i) or (ii), a "BUSINESS COMBINATION"); and (iii) (A) any change in the Persons who constitute the board of directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Articles of Amendment and Restatement or By-laws; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or any of its Subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the transactions contemplated by this Agreement or the Merger Agreement. Shareholder hereby agrees that Shareholder shall not, and shall cause its Affiliates not to, enter into any agreement, letter of intent, agreement in principle or understanding with any Person that violates or conflicts with, or could reasonably be expected to violate or conflict with, the provisions and agreements contained in this Agreement or the Merger Agreement.

                  Section 3.2 GRANT OF PROXY. Shareholder hereby appoints Parent, Sub and any designee of Parent or Sub, and each of them individually, Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to Shareholder's Preferred Shares in accordance with Section 3.1. This proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder affirms that this proxy is coupled with an interest and shall be irrevocable. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

                  Section 3.3 NATURE OF PROXY. The proxy and power of attorney granted pursuant to Section 3.2 by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Shareholder. Shareholder agrees that it will not grant any proxy to any Person that conflicts with the proxy granted by Shareholder pursuant to Section 3.2, and any attempt to do so shall be void and of no force and effect. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder.

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                                   ARTICLE IV

                                    COVENANTS

                  Section 4.1 GENERALLY. Shareholder agrees that, except, for selling the Preferred Shares in accordance with Section 3.1 and for granting the proxy and power of attorney pursuant to Section 3.2, Shareholder shall not and shall cause its Affiliates, to the extent such Affiliates are operating on Shareholder's behalf, not to (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of Shareholder's Preferred Shares, (ii) grant any proxies or powers of attorney in respect of the Preferred Shares, deposit any of Shareholder's Preferred Shares into a voting trust or enter into a voting agreement with respect to any of Shareholder's Preferred Shares and (iii) any action that would have the effect of preventing or disabling (A) Shareholder from performing its obligations under this Agreement or (B) Parent, Sub, or their designees from exercising their rights under Section 3.2.

                  Section 4.2 NO SOLICITATION OF OTHER OFFERS. Shareholder shall, and shall cause its Affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents, to the extent such agents are operating on such Shareholder's behalf, immediately to, cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Shareholder shall not take, and shall not cause its Affiliates and its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to the extent such agents are operating on such Shareholder's behalf, to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Sub) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Affiliates or representatives. Without limiting the foregoing, Parent, Sub and Shareholder agree that any violation of the restrictions set forth in this Section 4.2 by any Person who is an officer, director, employee or wholly-owned subsidiary of Stockholder or any, representative, consultant, investment banker, attorney, accountant or other agent of Shareholder or any of its wholly-owned subsidiaries (to the extent such Person is acting of the Shareholder's behalf and, has been informed by the Company, or otherwise made aware or had knowledge, of its obligations hereunder) shall constitute a breach by Shareholder of this Section 4.2; PROVIDED, however that if Shareholder is aware that any such Person is in violation of the restrictions contained in this Section 4.2, Shareholder shall be in breach of this Section 4.2 if such Person does not refrain

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from such action. Shareholder shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by Shareholder or any of its Affiliates or representatives including, but not limited to, where necessary seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Shareholder will notify Sub as soon as practicable if any Person makes a proposal, offer, inquiry to or contact with, Shareholder, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person, and the substance and material terms of such contract and material terms of any such proposal.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

                  Shareholder hereby represents and warrants to Parent and Sub as follows:

                  Section 5.1 DUE ORGANIZATION, ETC. Shareholder and Shareholder Subsidiary are duly organized and validly existing under the laws of the jurisdiction of their incorporation. Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Shareholder have been duly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  Section 5.2 OWNERSHIP OF SHARES. Shareholder Subsidiary owns, of record and beneficially, the Preferred Shares and such Preferred Shares represents all the Preferred Shares owned by Shareholder and Shareholder Subsidiary. Shareholder Subsidiary has sole voting power and sole power of disposition, with respect to the Preferred Shares.

                  Section 5.3 NO CONFLICTS. (i) Except for compliance with Antitrust Laws and applicable securities laws, including the Exchange Act, no filing with any Governmental Entity, no Permit and no authorization, consent or approval of any Governmental Entity or other Person is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder and Shareholder Subsidiary of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder and Shareholder Subsidiary of the transactions contemplated hereby or compliance by Shareholder and Shareholder Subsidiary with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Shareholder or Shareholder Subsidiary,
(B) result in, or give rise to, a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder or Shareholder

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Subsidiary is a party or by which Shareholder, Shareholder Subsidiary or any of the Preferred Shares may be bound or (C) assuming compliance with Antitrust Laws, violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder, Shareholder Subsidiary, the Preferred Shares or any of Shareholder's or Shareholder Subsidiary's other properties or assets.

                  Section 5.4 NO FINDER'S FEES. Except as disclosed pursuant to the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of Shareholder, on behalf of Shareholder or Shareholder's Subsidiary.

                  Section 5.5 NO ENCUMBRANCES. The Preferred Shares and the certificates representing the Preferred Shares are now, and at all times during the term hereof will be, held by Shareholder, Shareholder Subsidiary or by a nominee or custodian for the benefit of such Shareholder or Shareholder Subsidiary, free and clear of all Liens except for any such encumbrances or proxies arising hereunder. The delivery by Shareholder or Shareholder Subsidiary of the Preferred Shares to Sub pursuant to this Agreement shall pass to and unconditionally vest in Sub good and valid title to all of the Preferred Shares, free and clear of all claims, Liens, restrictions, limitations and encumbrances whatsoever, other than any such encumbrances created by Sub or any restrictions that may arise by virtue of state or federal securities laws.

                  Section 5.6 RELIANCE BY PARENT. Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

                  Section 5.7 ANCILLARY CONFIRMATIONS. (i) All Shareholder's rights pursuant to the Asset Administration Agreement dated as of December 12, 1997 among Shareholder, PHFL and the other parties thereto have been duly assigned to the Company and Shareholder is not entitled to any rights thereunder (except as set forth in the letter agreement of even date herewith by and between Shareholder and the Company with respect to such Asset Administration Agreement).

                  (ii) There exist no obligations or liabilities, contingent or otherwise, between the Company and Shareholder with respect to any United States dollar hedging agreements including, without limitation, the ISDA Master Agreement dated October 14, 1997 between BankBoston N.A. and the Shareholder (except as set forth as set forth in the letter agreement of even date herewith by and between Shareholder and the Company with respect to the unwinding of the foreign currency back-to-back swap agreement for Australia).

                  (iii) all Shareholder's rights pursuant to the Loan Agreement dated July 21, 1995 between Shareholder and Principal Healthcare Finance Limited have been duly assigned to the Company and Shareholder is not entitled to any rights thereunder.

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                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub hereby jointly and severally represent and warrant to Shareholder as follows:

                  Section 6.1 DUE ORGANIZATION, ETC. Each of Parent and Sub is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of Parent and Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly authorized by all necessary action on the part of Parent and Sub and, assuming its due authorization, execution and delivery by Shareholder constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  Section 6.2 NO CONFLICTS. (i) Except for compliance with Antitrust Laws, no filing with any Governmental Entity, no Permit and no authorization, consent or approval of any Governmental Entity or other Person is necessary for the execution of this Agreement by Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Parent or Sub,
(B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties or assets may be bound or (C) assuming compliance with Antitrust Laws, violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets.

                  Section 6.3 NO FINDER'S FEES. Except as disclosed pursuant to the Merger Agreement, no broker, investment banker, or other Person is entitled to any broker's, finder's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub for which fee or commission the Shareholder may become liable.

                  Section 6.4 INVESTMENT INTENT. The purchase of the Preferred Shares from the Shareholder pursuant to this Agreement is for the account of Parent or Sub for the purpose of investment and not with a view to or for sale in connection with any distribution thereof in violation of any applicable provisions of the Securities Act.

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                                  ARTICLE VII

                                  MISCELLANEOUS

                  Section 7.1 SHAREHOLDER CAPACITY. Shareholder executes this Agreement solely in its capacity as the record holder or beneficial owner (or Affiliate of such record holder or beneficial owner) of the Preferred Shares and nothing herein shall limit or affect any actions taken by Shareholder or any officer, director, partner or Affiliate of Shareholder in his, her or its capacity as an officer or director of the Company.

                  Section 7.2 PUBLICATION. Shareholder hereby permits Parent and Sub to publish and disclose and, if approval of the shareholders of the Company is required under applicable law, in the Proxy Statement (including all documents and schedules filed with the Commission) its identity and ownership of Preferred Shares and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

                  Section 7.3 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the sale of the Preferred Shares and supersedes all prior agreements and understandings, oral and written, with respect thereto.

                  Section 7.4 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties, except that each of Parent and Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent or the Company. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, any rights or remedies; PROVIDED, however, that the Company is an intended third party beneficiary against the parties in accordance with its terms and can enforce this agreement.

                  Section 7.5 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

                  Section 7.6 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

          (i)   If to Shareholder, to it at:

                Omega Healthcare Investors, Inc.
                9690 Deereco Road
                Suite 100
                Timonium, MD  21093
                Fax:  (410) 427-8820
                Attention:  C. Taylor Pickett

                with a copy (which shall not constitute notice) to:

                Munsch Hardt Kopf & Harr, P.C.
                1445 Ross Ave., Suite 4000
                Dallas, Texas 75202-2790
                Fax:  (214) 978-4371
                Attn:  William T. Cavanaugh, Jr., Esq.

                with an additional copy (which shall not constitute notice) to:

                Omega Worldwide, Inc.
                1905 Pauline Blvd., Suite 1
                Ann Arbor, Michigan  48103
                Fax:
                Attention:  President

                Mayer, Brown, Rowe & Maw
                190 South LaSalle Street
                Chicago, IL 60603-3441
                Fax: 312-701-7711
                Attention: Edward J. Schneidman, Esq.

         (ii)   If to Parent or Sub, to it at:

                Four Seasons Health Care Limited
                c/o Emerson Court, Alderley Road
                Wilmslow, Cheshire SK9 1NX
                Fax: 011-44-1625-417801
                Attention: Graeme Willis

                with a copy (which shall not constitute notice) to:

                White & Case LLP
                1155 Avenue of the Americas
                New York, New York  10036
                Attention:   Timothy B. Goodell, Esq.
                Fax:  212-354-8113

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or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

                  Section 7.7 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 7.8 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  Section 7.9 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  Section 7.10 APPLICABLE LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE COMPETENT STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT
(I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS,
(II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT DELIVERY OR SENDING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.6, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY

IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 7.11 HEADINGS. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 7.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  Section 7.13 TERMINATION. Subject to the last sentence of this
Section 7.13, this Agreement shall terminate, and none of Parent, Sub or Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the date on which the Stock Option is terminated in accordance with the terms of the Tender and Option Agreement, dated as of the date hereof, among Parent, Sub, Stockholder and the Company, (b) the consummation of the Purchase, (c) by the mutual consent of Parent and Shareholder and (d) December 31, 2002; PROVIDED, HOWEVER, that no termination under this Section 7.13 shall relieve any party of liability for breach of this Agreement. In addition, upon termination of the Merger Agreement by the Company at any time, this Agreement may be terminated by Parent at any time in its sole discretion. Notwithstanding the foregoing, Sections 7.6 through 7.16 shall survive the termination of this Agreement.

                  Section 7.14 AFFILIATES. As used in this Agreement, an "AFFILIATE" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person and, if such Person is an individual, any member of the immediate family of such Person (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary or trustee is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust; PROVIDED, THAT, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

                  Section 7.15 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

                  Section 7.16 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  Section 7.17 ACKNOWLEDGEMENT. It is the current intention of each of the parties hereto and the Company to dispose of all of the units held by it in Principal Healthcare Finance Unit Trust No. 1 and Principal Healthcare Finance Trust No. 2 if an offer is received for such units that is acceptable to such party or, as the case may be, the Company, in its sole and absolute discretion and no party hereto or the Company currently intends to exercise its rights of preemption on the sale by the Company or the parties hereto of their respective units in such unit trusts; PROVIDED, however, each party hereto and the Company may change such intentions at any time in its sole discretion without notice to or consent from Parent, Sub, the Company, the Stockholder or any other party.


                                      * * *

                  IN WITNESS WHEREOF, Parent, Sub, and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                           FOUR SEASONS HEALTH CARE LIMITED


                                           By /s/ Hamilton Anstead
                                              ------------------------------
                                              Name:  Hamilton Anstead
                                              Title: Director

                                           DELTA I ACQUISITION, INC.


                                           By /s/ Paul Guilbert
                                              --------------------------------
                                              Name:  Paul Guilbert
                                              Title: Director

                                           OMEGA HEALTHCARE INVESTORS, INC.


                                           By /s/ Taylor Pickett
                                              --------------------------------
                                              Name:  Taylor Pickett
                                              Title:

                                       OMEGA WORLDWIDE, INC. (solely for the
                                         purpose of Section 7.17 hereof)


                                        By /s/ John Storey
                                           --------------------------------
                                           Name:  John Storey
                                           Title: Vice President and Secretary